EXHIBIT 11

KPMG PEAT MARWICK LLP
700 Louisiana
P. O. Box 4545
Houston TX 77210-4545

The Board of Trustees and Shareholders
Khan Growth Fund:


We consent to the use of our report on the Khan Growth Fund dated May 20, 1997 included herein and to the reference to our firm under the heading "Financial Statements" in the prospectus and statement of additional information.

                                               KPMG Peat Marwick LLP

Houston, Texas
May 26, 1997